Exhibit 99.1

KFx Reports Improved Financial Results for the First Quarter 2004

DENVER, May 10, 2004 /PRNewswire-FirstCall/ -- KFx Inc. ("KFx" or the "Company") (Amex: KFX - News) today reported a 52% improvement in the results for the quarter ended March 31, 2004 with a consolidated net loss of approximately $1 million ($.02 per share) compared to the 2003 first quarter consolidated net loss of $2.2 million ($.05 per share).

"The first quarter of this year followed a natural progression from year end," said Ted Venners, Chairman and CEO of KFx. "Our financial position has continued to improve as a result of the inflow of over $9 million in cash in the last five months from the exercise of warrants and options. We continue to make significant progress toward the construction of our first K-Fuel(TM) plant. Through the quarter end, we've spent nearly $9 million on equipment fabrication for the new plant and engineering and development work on specific sites for the plant location. We remain on target to begin operations of our plant in the first quarter of 2005."

The improved results for the quarter ending March 31, 2004 were primarily the result of lower engineering and technical services expenses, lower interest expenses, and the elimination of the loss from discontinued operations.

During the first quarter of 2004 compared to 2003, expenses related to engineering and technical services decreased as a result of the Company's progress from the feasibility assessments of the K-Fuel(TM) technology and plant to the actual fabrication and development of the initial K-Fuel(TM) plant and the preparation of specific sites for the location of the plant. Costs associated with construction of the K-Fuel plant and specific site development costs were capitalized in plant construction in progress, whereas conceptual engineering and technical assessments were expensed as incurred. Interest expense decreased comparatively, quarter to quarter, due to the reduction in interest bearing obligations since March 31, 2003. Also, as previously announced, KFx disposed of its Pegasus Technologies, Inc. operations on November 26, 2003; therefore, no loss from these operations is recorded in the quarter ended March 31, 2004.

About KFx

KFx provides cost-effective solutions to help coal-burning industries increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992

Operations Data:	Quarter ended
	March 31,
	2004	2003
	(Dollars and shares in thousands, except per share amounts)
Operating Revenues	$ 13	$ 5
Operating Costs and Expenses	(1,179)	(1,748)
Operating Loss	(1,166)	(1,743)
Interest and Other Income	121	140
Interest Expense	(3)	(256)
Loss From Continuing Operations	(1,048)	(1,859)
Loss From Discontinued Operations	--	(328)
Net Loss	(1,048)	(2,187)
Weighted Average Common Shares Outstanding	53,845	40,526
Per Share Loss on Continuing Operations	$ (0.02)	$ (0.04)
Per Share Net Loss	$ (0.02)	$ (0.05)

Balance Sheet Data:
		As of
		March 31,
		2004
	(Dollars and shares in thousands, except per share amounts)
Cash and Cash Equivalents		$ 24,247
Total Current Assets		$ 25,403
Total Assets		$ 37,717
Current Liabilities		$ 2,123
Total Liabilities		$ 2,175
Total Stockholders' Equity		$ 35,542
Total Liabilities and Stockholders' Equity		$ 37,717